Prospectus Supplement to Prospectus dated April 28, 2000

3,650,000 Shares

Superior Energy Services, Inc.

Common Stock

            Superior Energy Services, Inc. is selling 3,650,000 shares of common stock to the public at a price of $9.60 per share.

            The common stock trades on the New York Stock Exchange under the trading symbol "SPN." On March 6, 2002, the last sale price of our common stock as reported on the New York Stock Exchange was $9.78.

            The common stock may be offered by the underwriter from time to time at negotiated prices in one or more transactions (which may involve block transactions) on the New York Stock Exchange, through negotiated transactions or otherwise at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices, subject to prior sale, when, as, and if delivered to and accepted by the underwriter. See "Underwriting."

            Investing in our common stock involves risk. See "Risk Factors" beginning on page 6 of the accompanying prospectus.

	Per Share	Total
Public offering price	$ 9.600	$ 35,040,000
Underwriting discount	$ 0.336	$ 1,226,400
Proceeds, before expenses, to Superior	$ 9.264	$ 33,813,600

            The underwriter may also purchase up to an additional 547,500 shares from Superior at a price of $9.264 per share within 15 days from the date of this prospectus supplement to cover over-allotments.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

            Delivery of the common stock will be made on or about March 12, 2002.

Johnson Rice & Company, L.L.C.

The date of this prospectus supplement is March 6, 2002.

FORWARD-LOOKING STATEMENTS

            This prospectus supplement, the accompanying prospectus and other information incorporated by reference in this prospectus supplement contain forward-looking statements which involve risks and uncertainties. Statements that are not historical facts are forward-looking statements. Forward-looking statements can sometimes be identified by our use of forward-looking words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan" and similar expressions. These statements are based on the beliefs and assumptions of our management and on information currently available to us.

            Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and stockholder value may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and in the information incorporated by reference in this prospectus supplement. Many of the factors that will determine these results and values are beyond our ability to control or predict. We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement. Some of these factors are listed under "Risk Factors" and elsewhere in the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which are based only on our current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them in light of new information or future events. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

            You should read this prospectus supplement and the accompanying prospectus, together with the more detailed information and financial statements incorporated by reference into the accompanying prospectus as described under the heading "Where You Can Find More Information." To fully understand this offering, you should read all of these documents. The terms "Superior," "we," "us" and "our" as used in this prospectus supplement and the accompanying prospectus refer to Superior Energy Services, Inc., including our subsidiaries. Unless we say otherwise, we assume in this prospectus supplement that the underwriter will not exercise its over-allotment option.

THE COMPANY

            We are a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies in the Gulf of Mexico. We believe that we are one of the few companies in the Gulf of Mexico capable of providing almost all of the post wellhead products and services necessary to maintain offshore producing wells, as well as plug and abandonment services at the end of their life cycle. We believe that our ability to provide our customers with multiple services and to coordinate and integrate their delivery allows us to maximize efficiency, reduce lead time and provide cost-effective services for our customers.

            Over the past several years, we have significantly expanded our geographic scope of operations and the range of production-related services we provide through both internal growth and strategic acquisitions. Recent acquisitions have expanded our geographic focus to select international markets and added complementary product and service offerings. We provide a full range of products and services for our customers, including rental tools, well services, wireline services, marine services, field management services, environmental services and other services.

USE OF PROCEEDS

            We estimate that we will receive approximately $33.6 million from this offering, after deducting the underwriting discount and our estimated expenses. If the underwriter's over-allotment option is exercised, we estimate we will receive approximately $5.1 million. We intend to use approximately $12.7 million of the proceeds to repay existing borrowings under our $75 million revolving credit facility and the balance of the proceeds for possible asset purchases and general working capital purposes.

            Our revolving credit facility is secured by a pledge of substantially all of our assets, including the stock of all our operating subsidiaries. We pay quarterly interest on the revolving credit facility at prime plus 0.75%. As of March 6, 2002, the weighted average interest rate under our revolving credit facility was 4.58%. The revolving credit facility matures on May 2, 2004.

CAPITALIZATION

            The following table sets forth our unaudited capitalization at December 31, 2001 and as adjusted to give effect to the application of the net proceeds. The table should be read in conjunction with our consolidated financial statements and other financial data incorporated by reference in this prospectus supplement.
	(unaudited) As of December 31, 2001

	Actual	As Adjusted

	(in thousands)

Long-term debt, including current maturities(1)	$286,360	$273,660

Stockholders' Equity: Preferred Stock, $.01 par value; 5,000,000 shares authorized, none issued and outstanding	--	--
Common Stock, $.001 par value; 125,000,000 authorized, 69,322,886 shares issued and outstanding; 72,972,886 shares as adjusted(2)	69	73
Additional paid-in capital	324,898	358,708
Accumulated other comprehensive income	16	16
Accumulated deficit	(55,407)	(55,407)

Total stockholders' equity	269,576	303,390

Total capitalization	$555,936	$577,050

___________________

1.

As described under "Use of Proceeds" above, approximately $12.7 million of the net proceeds will be used to repay all existing borrowings under our revolving credit facility. As of December 31, 2001, $11.5 million had been borrowed under the revolving credit facility.

2.

Reflects the number of shares outstanding as of December 31, 2001, plus the 3,650,000 shares issued in connection with the offering. As of March 6, 2002, 69,474,360 shares were outstanding, not including approximately 5,171,000 shares subject to options outstanding that have been granted pursuant to our stock incentive plans.

UNDERWRITING

            Under the terms and subject to the conditions contained in an underwriting agreement dated March 6, 2002, we will sell to the underwriter, Johnson Rice & Company, L.L.C., all of the shares of common stock offered hereby.

            We have been advised by the underwriter that it proposes to offer the common stock for sale in one or more transactions (which may involve block transactions) on the New York Stock Exchange through negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to prior sale when, as and if delivered to and accepted by the underwriter. We have been advised by the underwriter that it proposes to offer the common stock to the public initially at a price of $9.60 per share. The discount is the difference between the initial price to the public and the amount the underwriter pays us for the shares. On a per share basis, the underwriting discount is 3.5% of the initial price to public.

            The underwriting agreement provides that the underwriter's obligation to purchase shares of the common stock depends on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriter, all of the shares of common stock must be purchased. The conditions contained in the underwriting agreement include the condition that the representations and warranties made by us to the underwriter are true, that there has been no material adverse change to our condition or in the financial markets and that we deliver to the underwriter customary closing documents.

            We have granted the underwriter an option, exercisable for 15 days from the date of this prospectus supplement, to purchase up to 547,500 additional shares at a price of $9.264 per share. The underwriter may exercise this option solely to cover over-allotments, if any, made in connection with this offering.

            We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that may be required to be made in respect of these liabilities.

            We have agreed, together with all beneficial owners of greater than 15% of our outstanding common stock and all of our directors and executive officers, subject to certain exceptions, that we will not, directly or indirectly, sell, offer or otherwise dispose of any shares of common stock or enter into any derivative transaction with similar effect as a sale of common stock, for a period of 30 days after March 12, 2002 without the prior written consent of the underwriter.

            In connection with this offering, the underwriter may purchase and sell the common stock in the open market. These transactions may include over-allotments and purchases to cover short positions created by the underwriter in connection with the offering. Short positions created by the underwriter involve the sale by the underwriter of a greater number of securities than it is required to purchase from us in the offering. The underwriter also may impose a penalty bid, which means that selling concessions allowed to other broker-dealers in respect of the securities sold in the offering for their accounts may be reclaimed by the underwriter if these shares of common stock are repurchased by the underwriter in covering transactions. These activities may maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, the over-the-counter market or otherwise.

LEGAL MATTERS

            Certain legal matters in connection with this offering will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. Certain legal matters in connection with this offering will be passed upon for the underwriter by Porter & Hedges, L.L.P.

PROSPECTUS
                      SUPERIOR ENERGY SERVICES, INC.

                               $300,000,000

                               COMMON STOCK
                              PREFERRED STOCK
                             DEPOSITARY SHARES
                              DEBT SECURITIES
                       GUARANTEES OF DEBT SECURITIES

     We may offer and sell from time to time:

     *    common stock;
     *    preferred stock;
     *    depositary shares representing preferred stock;
     *    debt securities; and
     *    guarantees by one or more of our subsidiaries of the payment of debt securities we issue.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus.  You should read this prospectus and any supplement carefully before you invest.

     We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

     We may sell these securities to or through underwriters and also to other purchasers or through agents.  The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

     Our common stock is listed on the Nasdaq National Market under the symbol "SESI."  Unless we state otherwise in a prospectus supplement, we will not list any of the securities on any other securities exchange.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION THAT YOU SHOULD
CONSIDER BEFORE INVESTING IN THE SECURITIES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR
PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROSPECTUS IS APRIL 28, 2000.

                             TABLE OF CONTENTS

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS

                             ________________

     YOU SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR
PROVIDED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT.  WE HAVE NOT
AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.  WE ARE
NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT
PERMITTED.  YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS
OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE
ON THE FRONT COVER OF THOSE DOCUMENTS.

                           ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission using a "shelf" registration process.  This means:

     *    we may issue any combination of securities covered by this prospectus from time to time;

     *    we will provide a prospectus supplement each time we issue the securities; and

     *    the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

     You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

                    WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You can inspect and copy that information at the public reference rooms of the SEC at its offices located at 450
Fifth Street, NW, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and
500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms.  The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically.  The
SEC's Internet address is http://www.sec.gov.

     We maintain an Internet site at http://www.superiorenergy.com that contains information about our business.  The information contained at our
Internet site is not part of this prospectus.

     We have filed a registration statement and related exhibits with the
SEC to register the securities offered by this prospectus.  The registration statement contains additional information about us and our securities.  You may inspect the registration statement and exhibits without charge at the SEC's public reference rooms, and you may obtain copies from the SEC at prescribed rates.

     The SEC allows us to "incorporate by reference" the information we file with it, which means:

     *    incorporated documents are considered part of the prospectus;

     *    we can disclose important information to you by referring you to those documents; and

     *    information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934:

     *    Our annual report on Form 10-K for the fiscal year ended December
          31, 1999 (filed March 30, 2000);

     *    Our quarterly report on Form 10-Q for the fiscal quarter ended
          June 30, 1999 (filed August 16, 1999);

     *    Our current reports on Form 8-K filed March 22, 2000, April 4,
          2000 and April 20, 2000;

     *    Our definitive proxy statement dated June 18, 1999;

     *    The description of our common stock set forth in our registration statement on Form 8-A/A filed October 29, 1997; and

     *    All documents filed by us with the SEC pursuant to Sections
          13(a), 14 or 15(d)  of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

At your request, we will provide you with a free copy of any of these filings  (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing).  You may request copies by writing or telephoning us at:

                      Superior Energy Services, Inc.
                             1105 Peters Road
                          Harvey, Louisiana 70058
                         Attn: Investor Relations
                              (504) 362-4321

                NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and in some of the documents that we incorporate by reference in this prospectus are forward-looking statements about our expectations of what may happen in the future.
Statements that are not historical facts are forward-looking statements.
These statements are based on the beliefs and assumptions of our management and on information currently available to us.  Forward-looking statements can sometimes be identified by our use of forward-looking words like
"anticipate," "believe," "estimate," "expect," "intend," "may," "plan" and similar expressions.

     Forward-looking statements are not guarantees of future performance.
They involve risks, uncertainties and assumptions.  Our future results and stockholder value may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus.  Many of the factors that will determine these results and values are beyond our ability to control or predict.  We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement.
These factors include, but are not limited to, those discussed in "Risk
Factors" beginning on page 6.

     Our management believes these forward-looking statements are reasonable.  However, you should not place undue reliance on these forward-
looking statements, which are based only on our current expectations.
Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them in light of new information or future events.

                                OUR COMPANY

     We provide a broad range of specialized oilfield services and equipment to oil and gas companies in the Gulf of Mexico and throughout the
Gulf Coast region. These services and equipment include:

   *  well services, including plug and abandonment ("P&A") services, coiled tubing services, well pumping and stimulation services, data acquisition services, gas lift services and electric wireline services,
   *  mechanical wireline services,
   *  the rental of liftboats,
   *  the rental of specialized oilfield equipment,
   *  environmental cleaning services,
   *  field management services, and
   *  the manufacture and sale of drilling instrumentation and oil spill containment equipment.

     Over the past few years, we have significantly expanded our geographic scope of operations and the range of production related services we provide through both internal growth and strategic acquisitions.  In July 1999, we completed the acquisition by merger of Cardinal Holding Corp., and in
November 1999, we completed the acquisition of Production Management
Companies, Inc., thereby making these companies two of our wholly-owned subsidiaries.  These acquisitions firmly established us as a market leader in providing most offshore production related services using liftboats as work platforms and allowed us to expand our scope of operations to include offshore platform and property management services.

          The decline in drilling and workover activity in the Gulf of
Mexico triggered by low oil prices that began in 1998 adversely affected our results of operations for the fiscal year ended December 31, 1999.  Our operating results are directly tied to industry demand for our services, most of which are performed in the Gulf of Mexico.  While we have focused on providing production related services where, historically, demand has not been as volatile as for exploration related services, we expect our operating results to be highly leveraged to industry activity levels in the
Gulf of Mexico.

     Superior is a Delaware corporation, and the mailing address of our executive offices is 1105 Peters Road, Harvey, Louisiana 70058.  Our telephone number is (504) 362-4321.

                    RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges:



                                             YEARS ENDED DECEMBER 31,
                                             ------------------------
                                                1995        1996       1997      1998      1999
                                               ------      ------     ------    ------    ------
Ratio of earnings to fixed charges              1.23        2.33       2.49      1.18     0.80(1)



     -----------------
 (1) Earnings  were  insufficient to cover fixed charges, and fixed charges exceeded earnings by approximately $2.645 million.

     For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as:

     *    income from continuing operations before income taxes;

     *    plus fixed charges; and

     *    less capitalized interest.

     Fixed charges are defined as the sum of the following:

     *    interest, including capitalized interest, on all indebtedness;

     *    amortization of debt issuance cost; and

     *    that portion of rental expense which we believe to be
          representative of an interest factor.

     On July 15, 1999, we acquired Cardinal Holding Corp. through a merger that resulted in Cardinal becoming one of our wholly owned subsidiaries.
However, the merger was treated for accounting purposes as an acquisition of us by Cardinal.  Because we were the company being "acquired" for accounting purposes, our financial information for periods prior to the merger represents the results of Cardinal's operations, and our financial information for periods following the merger represents the results of the operations of the combined companies.  Financial information from prior periods is therefore not expected to be indicative of the future results of the combined operations of the companies.

                               RISK FACTORS

     An investment in our securities involves significant risks.  You should carefully consider the following risk factors before you decide to buy any of our securities.  You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus before you decide to buy any of our securities.

WE ARE IN A CYCLICAL INDUSTRY.

          Our business depends in large part on the level of oilfield activity in the Gulf of Mexico and along the Gulf Coast.  The level of oil field activity is affected in turn by the willingness of oil and gas companies to make expenditures for the exploration, production and development of oil and natural gas.  The purchases of the products and services we provide are, to a substantial extent, deferrable in the event oil and gas companies reduce capital expenditures.  Therefore, the willingness of our customers to make expenditures is critical to our operations.  The levels of such capital expenditures are influenced by:

     *    oil and gas prices and industry perceptions of future prices,

     *    the cost of exploring for, producing and delivering oil and gas,

     *    the ability of oil and gas companies to generate capital,

     *    the sale and expiration dates of leases in the United States,

     *    the discovery rate of new oil and gas reserves, and

     *    local and international political and economic conditions.

          Although the production and development sectors of the oil and gas industry are less immediately affected by changing prices, and, as a result, less volatile than the exploration sector, producers generally react to declining oil and gas prices by reducing expenditures.  This has, in the past, and may, in the future, adversely affect our business.  We are unable to predict future oil and gas prices or the level of oil and gas industry activity.  A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services and our financial condition and results of operations.

WE ARE VULNERABLE TO THE POTENTIAL DIFFICULTIES ASSOCIATED WITH RAPID
EXPANSION.

          We have grown rapidly over the last several years through
internal growth and acquisitions of other companies.  Our future success depends on our ability to manage the rapid growth that we have experienced, and this will demand increased responsibility from our management personnel.  The following factors could present difficulties to us:

     *    the lack of sufficient executive-level personnel;

     *    the increased administrative burdens; and

     *    the increased logistical problems common with large, expansive operations.

     If we do not manage these potential difficulties successfully, our operating results could be adversely affected.  The historical financial information herein is not necessarily indicative of the results that would have been achieved had we been operated on a fully integrated basis or the results that may be realized in the future.

OUR INABILITY TO CONTROL THE INHERENT RISKS OF ACQUIRING BUSINESSES COULD
ADVERSELY AFFECT OUR OPERATIONS.

          Acquisitions have been and may continue to be a key element of our business strategy.  We cannot assure you that we will be able to identify and acquire acceptable acquisition candidates on terms favorable to us in the future.  We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions.  Such additional debt service requirements may impose a significant burden on our results of operations and financial condition.  The issuance of additional equity securities could result in significant dilution to our stockholders.  We cannot assure you that we will be able to successfully consolidate the operations and assets of any acquired business with our own business.  Acquisitions may not perform as expected when the acquisition was made and may be dilutive to our overall operating results.  In addition, our management may not be able to effectively manage our increased size or operate a new line of business.

WE ARE SUSCEPTIBLE TO ADVERSE WEATHER CONDITIONS IN THE GULF OF MEXICO.

     Our operations are directly affected by the seasonal differences in weather patterns in the Gulf of Mexico.  These differences may result in increased operations in the spring, summer and fall periods and a decrease in the winter months.  The seasonality of oil and gas industry activity as a whole in the Gulf Coast region also affects our operations and sales of equipment.  Weather conditions generally result in higher drilling activity in the spring, summer and fall months with the lowest activity in winter months.  The rainy weather, hurricanes and other storms prevalent in the
Gulf of Mexico and along the Gulf Coast throughout the year may also affect our operations.  Accordingly, our operating results may vary from quarter to quarter, depending on factors outside of our control.  As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

WE DEPEND ON SIGNIFICANT CUSTOMERS.

     We derive a significant amount of our revenue from a small number of major and independent oil and gas companies.  Our inability to continue to perform services for a number of our large existing customers, if not offset by sales to new or other existing customers, could have a material adverse effect on our business and operations.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

     We compete in highly competitive areas of the oil field services industry.  The products and services of each of our principal industry segments are sold in highly competitive markets, and our revenues and earnings may be affected by the following factors:

     *    changes in competitive prices;

     *    fluctuations in the level of activity and major markets;

     *    an increased number of liftboats in the Gulf of Mexico;

     *    general economic conditions; and

     *    governmental regulation.

          We compete with the oil and gas industry's largest integrated oil field services providers.  We believe that the principal competitive factors in the market areas that we serve are price, product and service quality, availability and technical proficiency.

          Our operations may be adversely affected if our current
competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services.  Further, additional liftboat capacity in the Gulf of Mexico would increase competition for that service.  Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition.  Finally, competition among oil field service and equipment providers is also affected by each provider's reputation for safety and quality.  Although we believe that our reputation for safety and quality service is good, you cannot be sure that we will be able to maintain our competitive position.

THE DANGERS INHERENT IN OUR OPERATIONS AND THE POTENTIAL LIMITS ON
INSURANCE COVERAGE COULD EXPOSE US TO POTENTIALLY SIGNIFICANT LIABILITY
COSTS.

          Our operations involve the use of liftboats, heavy equipment and exposure to inherent risks, including equipment failure, blowouts, explosions and fire.  In addition, our liftboats are subject to operating risks such as catastrophic marine disaster, adverse weather conditions, mechanical failure, collisions, oil and hazardous substance spills and navigation errors.  The occurrence of any of these events could result in our liability for personal injury and property damage, pollution or other environmental hazards, loss of production or loss of equipment.  In addition, certain of our employees who perform services on offshore platforms and vessels are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law.  These laws make the liability limits established by state workers' compensation laws inapplicable to these employees and instead permit them or their representatives to pursue actions against us for damages for job-related injuries.  In such actions, there is generally no limitation on our potential liability.

          Any litigation arising from a catastrophic occurrence involving our services or equipment could result in large claims for damages.  The frequency and severity of such incidents affect our operating costs, insurability and relationships with customers, employees and regulators.
Any increase in the frequency or severity of such incidents, or the general level of compensation awards with respect to such incidents, could affect our ability to obtain projects from oil and gas companies or insurance.
This could have a material adverse effect on us.  We maintain what we believe is prudent insurance protection. You cannot be sure that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims that may arise.

THE NATURE OF OUR INDUSTRY SUBJECTS US TO COMPLIANCE WITH REGULATORY AND
ENVIRONMENTAL LAWS.

          Our business is significantly affected by state and federal laws and other regulations relating to the oil and gas industry and by changes in such laws and the level of enforcement of such laws.  We are unable to predict the level of enforcement of existing laws and regulations, how such laws and regulations may be interpreted by enforcement agencies or court rulings, or whether additional laws and regulations will be adopted.  We are also unable to predict the effect that any such events may have on us, our business, or our financial condition.

          Federal and state laws that require owners of non-producing wells to plug the well and remove all exposed piping and rigging before the well is permanently abandoned significantly affect the demand for our plug and abandonment services.  A decrease in the level of enforcement of such laws and regulations in the future would adversely affect the demand for our services and products.  In addition, demand for our services is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally.  The adoption of laws and regulations curtailing exploration and development drilling for oil and gas in our areas of operations for economic, environmental or other policy reasons could also adversely affect our operations by limiting demand for our services.

          We also have potential environmental liabilities with respect to our offshore and onshore operations, including our environmental cleaning services.  Certain environmental laws provide for joint and several liabilities for remediation of spills and releases of hazardous substances.
These environmental statutes may impose liability without regard to negligence or fault.  In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances.  We believe that our present operations substantially comply with applicable federal and state pollution control and environmental protection laws and regulations.  We also believe that compliance with such laws has had no material adverse effect on our operations to date.  However, such environmental laws are changed frequently.  Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution.  We are unable to predict whether environmental laws will in the future materially adversely affect our operations and financial condition.

                              USE OF PROCEEDS

     Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of offered securities for general corporate purposes, which may include:

     *    repaying debt;

     *    funding capital expenditures, including paying for acquisitions;
          and

     *    providing working capital.

     We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

                        DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, we are authorized to issue up to
125,000,000 shares of common stock.  As of March 15, 2000, we had issued
59,926,289 shares of common stock.  As of that date, we also had approximately 7,429,127 shares of common stock reserved for issuance upon exercise of options or in connection with other awards outstanding under various employee or director incentive, compensation and option plans.  The outstanding shares of our common stock are fully paid and nonassessable.
The holders of our common stock are not entitled to preemptive or redemption rights.  Shares of common stock are not redeemable and are not convertible into shares of any other class of capital stock.

     The transfer agent and registrar for our common stock is American
Stock Transfer & Trust Company, New York, New York, 10005.

DIVIDENDS

     Subject to any preferences accorded to the holders of our preferred stock, if and when issued by the board of directors, holders of our common stock are entitled to dividends at such times and amounts as the board of directors may determine.

VOTING RIGHTS

     Each holder of our common stock is entitled to one vote for each share of common stock held of record on all matters as to which stockholders are entitled to vote.  Holders of our common stock are not allowed to cumulate votes for the election of directors.

RIGHTS UPON LIQUIDATION

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

     Our certificate of incorporation contains provisions that limit the amount of our voting stock (including our common stock) that may be owned by persons who are not U.S. citizens, which may adversely affect the liquidity of our common stock in certain situations.  In addition, our certificate of incorporation and bylaws contain provisions that may have an adverse effect on the ability of our stockholders to influence our corporate governance.

     Summaries of the provisions described in the preceding paragraph, and certain provisions of Delaware law, are set forth below.  However, you should read our certificate of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

     LIMITATIONS ON OWNERSHIP OF OUR STOCK BY PERSONS WHO ARE NOT U.S.
CITIZENS.  Federal maritime laws (including the Merchant Marine Act of
1920, the Merchant Marine Act of 1936, and the Shipping Act of 1916)
provide that vessels may only transport passengers and merchandise between points in the United States (referred to as "operating in the coastwise trade") if they are owned by U.S. citizens.  For such purposes, a corporation is considered a U.S. citizen if at least 75% of its outstanding stock is owned by persons or organizations who are U.S. citizens.  Some of our subsidiaries operate in the coastwise trade, and as a result we are subject to these requirements.  If we were to fail to comply with these maritime laws, such subsidiaries would not be permitted to continue to
operate vessels in the coastwise trade.   Therefore, to facilitate
compliance, our certificate of incorporation contains provisions which are designed to enable us to regulate the ownership of our capital stock by persons who are not U.S. citizens, including the following:

     *    any transfer of shares of our capital stock that would result in
          non-U.S. citizens controlling more than 23% (the "permitted amount") of the total voting power of all of our capital stock will be void and not effective, except for the purpose of
          enabling us to effect the other remedies described below;

     *    shares of capital stock owned by non-U.S. citizens in excess of the permitted amount are not entitled to voting rights;

          dividends with respect to shares owned by Non-U.S. citizens in excess of the permitted amount are to be withheld by us until the shares are transferred to U.S. citizens or the number of shares held by non-U.S. citizens again does not exceed the permitted amount;

     *    we are permitted (but not required) to redeem shares of capital stock in excess of the permitted amount; and

     *    our board of directors is authorized to adopt measures that it determines are necessary or desirable to assure that it can effectively monitor the citizenship of holders of our capital stock, including requiring proof of citizenship of existing or prospective stockholders or implementing a "dual stock
          certificate" system whereby U.S. citizens and non-U.S. citizens would receive different stock certificates.

     AMENDMENT OF BY-LAWS.  Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon stockholders.  However, a corporation may in its certificate of incorporation also confer such power upon the board of directors.  Our certificate of incorporation and by-laws grant such powers to our board.

     ADVANCE NOTICE OF STOCKHOLDER NOMINATIONS AND STOCKHOLDER BUSINESS.
Our bylaws permit stockholders to nominate a person for election as a director or bring other matters before a stockholders' meeting only if written notice of an intent to nominate or bring business before a meeting is given a specified time in advance of the meeting.

     DELAWARE SECTION 203.   We are subject to Section 203 of the Delaware
General Corporation Law, which imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any interested stockholder.  An interested stockholder includes, among other things, any person other than the corporation and its majority-owned subsidiaries who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors.  However, the moratorium will not apply if, among other things, the transaction is approved by:

     *    the corporation's board of directors prior to the date the interested stockholder became an interested stockholder; or

     *    the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

     SPECIAL MEETINGS OF THE STOCKHOLDERS.  Our bylaws provide that special meetings of stockholders may be called only by either the chairman of our board of directors or by a vote of the majority of our board of directors.
Our stockholders do not have the power to call a special meeting.

     LIMITATION OF DIRECTORS' LIABILITY.   Our certificate of incorporation
contains provisions eliminating the personal liability of  our directors to our company and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law.  Under Delaware law and our certificate of incorporation, our directors will not be liable for a breach of his or her duty except for liability for:

     *    a breach of his or her duty of loyalty to our company or our stockholders;

     *    acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     *    dividends or stock repurchases or redemptions that are unlawful under Delaware law; and

     *    any transaction from which he or she receives an improper
          personal benefit.
     *
     These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers.  In addition, these provisions limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

     As a result of these provisions in our certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties.  However, our stockholders may obtain injunctive or other equitable relief for these actions.  These provisions also reduce the likelihood of derivative litigation against our directors that might have benefitted us.

REGISTRATION RIGHTS AGREEMENTS

     In July 1999, in connection with our acquisition of Cardinal, we entered into two registration rights agreements with the former Cardinal shareholders.  First, under an agreement entered into with the First
Reserve funds, the First Reserve funds will have the right, beginning July
15, 2000, to require us to file a registration statement under the
Securities Act to sell not less than 20% of our common stock owned by the
First Reserve funds.  We are only required to make one registration of the shares held by the First Reserve funds during any twelve month period, and no more than four registrations during the term of the agreement.  Second, under an agreement with all other former Cardinal shareholders, we filed a shelf registration statement under the Securities Act of 1933 registering the resale of shares of our common stock they acquired in our acquisition of Cardinal.  We must keep this registration statement effective until the earlier of July 15, 2001 or when all shares of our common stock covered by the registration statement have been sold.

     Under both agreements, all of the former Cardinal shareholders also have the right to include their shares of our common stock in any other registration statement filed by us involving our common stock.

STOCKHOLDERS' AGREEMENT

          In July 1999, in connection with our acquisition of Cardinal, we entered into a stockholders' agreement with the First Reserve funds which provides that our board of directors will consist of six members, consisting of

     *   two designees of the First Reserve funds,

     *    two independent directors designated by the First Reserve funds that are acceptable to the other board members as evidenced by a majority vote,

     *    our CEO, and

     *    such number of independent directors selected by the board to complete the six man board (although in accordance with the agreement our CEO has designated, and our board has recommended for reelection at our 2000 annual meeting, one incumbent director to serve in lieu of one such independent director).

If the First Reserve funds own less than 15% of our voting power as a result of sales or other dispositions of our stock, they will lose the right to designate the two independent directors.  The First Reserve funds will lose their right to designate any directors when they own less than 5%
of our voting power.

     The stockholders'  agreement will terminate on July 15, 2009 or upon a sale or other disposition of our stock by the First Reserve funds and their affiliates that reduces their  collective  ownership  of  our stock to less
than  5%  of  our  total voting power, whichever occurs first.   Until  the
termination of the stockholders'  agreement,  the  First  Reserve funds and their affiliates are prohibited from

           *   acquiring additional shares of our stock that would result in their ownership of more than 10%, other than shares
               received in the Cardinal acquisition, of our voting power or of the outstanding shares of any class of our stock;

           *   disposing of any of our securities, except in

           *   sales or other transfers to a First Reserve fund or an
               affiliate who has signed the stockholders' agreement,

           *   sales pursuant to Rule 144 promulgated under the Securities
               Act,

           *   sales pursuant to public offerings under the Securities Act,

           *   sales or exchanges pursuant to a business combination or
               similar transaction involving us that is approved by our
               board, or

           *   privately negotiated sales;

           *   pledging or otherwise granting a security interest in any of our securities except to secure bona fide loans from lenders unaffiliated with the First Reserve funds;

     and

           *   advising, assisting, or providing financing to, any person in connection with a transaction that would result in a
               change of our control so long as the First Reserve funds and their affiliated parties together own 15% or more of our
               voting power.

                      DESCRIPTION OF PREFERRED STOCK

     Our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock, par value $.01 per share, in one or more series.  The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of our outstanding stock without the separate vote of holders of preferred stock as a class.

     Each series of preferred stock will have specific financial and other terms which will be described in a prospectus supplement.  The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock, including our certificate of incorporation and the certificate of designation relating to the applicable series of preferred stock.  These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

     Our board of directors is authorized to designate, for each series of preferred stock, the preferences, qualifications, limitations, restrictions and optional or other special rights of such series, including, but not limited to:

     *    the number of shares in the series;

     *    the name of the series;

     *    the dividend rate or basis for determining such rate if any, on the shares of the series;

     *    whether dividends will be cumulative and, if so, from which date or dates;

     *    whether the shares of the series will be redeemable and if so, the dates, prices and other terms and conditions of redemption;

     *    whether we will be obligated to purchase or redeem shares of the series pursuant to a sinking fund or otherwise, and the prices, periods and other terms and conditions upon which the shares of the series will be redeemed or purchased;

     *    the rights, if any, of holders of the shares of the series to convert such shares into, or exchange such shares for, shares of any other class of stock;

     *    whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of those voting rights; and

     *    the rights of the shares of the series in the event of the liquidation, dissolution or winding up of Superior.

Thus, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock.  Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

     The shares of preferred stock of any one series will be identical except for the dates from which dividends will cumulate, if at all.  The shares of preferred stock will be fully paid and nonassessable.

                     DESCRIPTION OF DEPOSITARY SHARES

     We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock.  If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction, as set forth in the applicable prospectus supplement, of a share of a particular series of preferred stock.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us.

     Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.  Those rights include dividend, voting, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.  Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering.  Copies of the deposit agreement and depositary receipt will be filed with the SEC in connection with the offering of specific depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution.  If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

REDEMPTION OF DEPOSITARY SHARES

     If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary.  The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

     Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed.  If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata, as the depositary may determine.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock.  Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder's depositary shares.  The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with these instructions, and we agree to take all actions deemed necessary by the depositary to enable the depositary to do so.  The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary.  However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment.  We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements.  We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock.  Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

MISCELLANEOUS

     The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement.  Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement.  Neither we nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished.  We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering notice to us of its election to resign.  We may remove the depositary at any time.  Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.  We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

                      DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms and provisions of the debt securities that we may issue under the shelf registration statement.  The following description highlights the general terms and provisions of the debt securities.  The summary is not complete.  The prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement, and may update or change some of the information below.

     We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities.  Unless we specify otherwise in the applicable prospectus supplement, any debt securities we offer will be our direct, unsecured general obligations.  The debt securities will either be senior debt securities or subordinated debt securities.  The senior debt securities will rank equally with all of our other senior and unsubordinated debt.  The subordinated debt securities will have a junior position to all of our senior debt securities.

      We may issue the debt securities in one or more series.  We will issue debt securities under an "indenture" to be entered into by us and a
"trustee" qualified under the Trust Indenture Act of 1939.  Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture."  (The senior indenture and the subordinated indenture are referred to together as the
"indentures.")  The related indenture will be supplemented (each supplement referred to as a "supplemental indenture") with respect to each series of debt securities we issue.  The name of the trustee for each indenture will be set forth in the applicable prospectus supplement.

     The indentures and each supplemental indenture will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.  You should read the related indenture and any supplemental indenture for provisions that may be important to you.
You should also read the related prospectus supplement, which will contain additional information about the particular debt securities and which may update or change the information below.

     The indentures will be subject to and governed by the Trust Indenture
Act.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS
SUPPLEMENT

     The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

     *    the designation and aggregate principal amount;

     *    the maturity date;

     *    the interest rate, if any, and the method for calculating the interest rate;

     *    the interest payment dates and the record dates for the interest payments;

     *    any mandatory or optional redemption terms or prepayment,
          conversion, sinking fund or exchangeability or convertibility provisions;

     *    any subordination provisions relating to the debt securities;

     *    the places where the principal and interest will be payable;

     *    the denominations the debt securities will be issued in;

     *    whether the debt securities will be issued in the form of global securities or certificates;

     *    additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

          * any applicable material federal tax consequences;

     *    the dates on which a premium, if any, will be payable;

     *    our right, if any, to defer payment of interest and the maximum length of such deferral period;

     *    any listing on a securities exchange;

     *    if convertible into common stock, the terms on which such debt securities are convertible;

     *    the terms of each guarantee of the payment of principal, interest and any premium on debt securities of the series;

     *    the terms, if any, of the transfer, mortgage, pledge, or
          assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust
          Indenture Act are applicable, and any corresponding changes to provisions of the indenture as currently in effect;

     *    the initial public offering price; and

     *    other specific terms, including covenants and the events of default provided for with respect to the debt securities.

     Debt securities may bear interest at a fixed rate or a floating rate, or may not bear interest.  Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount (which may be significant) below their stated
principal amount.  We will describe in the applicable prospectus supplement special United States federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes.

COVENANTS

     With respect to each series of debt securities, we will be required to:

     *    pay the principal, interest and any premium on the debt
          securities when due;

     *    maintain a place of payment;

     *    deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

     *    deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

In addition, the supplemental indenture for any particular series of debt securities may contain covenants limiting:

     *    the incurrence of additional debt (including guarantees) by us and our subsidiaries;

     *    the making of certain payments by us and our subsidiaries;

     *    the issuance of other securities by our subsidiaries;

     *    a change of control;

     *    certain mergers and consolidations involving us and our
          subsidiaries;

     *    our business activities and those of our subsidiaries;

     *    asset dispositions;

     *    the incurrence of liens; and

     *    transactions with our subsidiaries and other affiliates.

     We will describe any additional covenants in the applicable prospectus supplement.

RANKING; SUBORDINATION

     Unless we specify otherwise in the applicable prospectus supplement, the debt securities will not be secured by any of our property or assets.
Accordingly, your ownership of debt securities means you will be one of our unsecured creditors.

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt.  The subordinated indenture will provide that we may not make payments of principal, interest and any premium on the subordinated debt securities in the event:

     *    of any insolvency, bankruptcy or similar proceeding involving us or our property; or

     *    we fail to pay the principal, interest, any premium or any other amounts on any senior debt when such amounts are due.

     The subordinated indenture will not limit the amount of senior debt that we may incur.

     Our "senior debt" for purposes of the subordinated indenture will include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressly subordinate or junior or right in payment to our other indebtedness.

CONVERTIBLE DEBT SECURITIES

     We may issue debt securities from time to time that are convertible into our common stock.  If you hold convertible debt securities, you will be permitted at certain times specified in the applicable prospectus supplement to convert your debt securities into common stock for a specified price.  We will describe the conversion price (or the method for determining the conversion price) and the other terms applicable to conversion in the applicable prospectus supplement.

GUARANTEES

     One or more of our subsidiaries, as guarantors, will, jointly and severally, fully and unconditionally guarantee our obligations under the debt securities on an equal and ratable basis subject to the limitation described in the next paragraph.  In addition, any supplemental indenture may require us to cause any domestic entity that becomes one of our subsidiaries after the date of any supplemental indenture to enter into a supplemental indenture pursuant to which such subsidiary shall agree to guarantee our obligations under the debt securities.  If we default in payment of the principal, interest or any premium on such debt securities, the guarantors, jointly and severally, will be unconditionally obligated to duly and punctually make such payments.

     Each guarantor's obligations will be limited to the maximum amount that (after giving effect to all other contingent and fixed liabilities of such guarantor any collections from, or payments made by or on behalf of, any other guarantors) will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.  Each guarantor that makes a payment or distribution under its guarantee shall be entitled to contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.

 Guarantees of senior debt securities (including the payment of principal, interest and any premium on such debt securities) will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the guarantor and will rank senior in right of payment to all subordinated indebtedness of such guarantor.  Guarantees of subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of the guarantor.

     The prospectus supplement for a particular issue of debt securities will describe the subsidiary guarantors and any additional material terms of the guarantees.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     We may issue the debt securities in registered form without coupons or in the form of one or more global securities, as described below under the heading "Global Securities."  Unless we specify otherwise in the prospectus supplement, registered securities will be issued only in denominations of
$1,000 or any integral multiple of $1,000.  Global securities will be issued in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security.

     You may present registered securities for exchange or transfer at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose, without payment of any service charge except for any tax or governmental charge.

     We will pay principal and any premium and interest on registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purpose.  We may choose to make any interest payment on a registered security (1) by check mailed to the address of the holder as such address shall appear in the register or (2)
if provided in the prospectus supplement, by wire transfer to an account maintained by the holder as specified in the register.  We will make interest payments to the person in whose name the debt security is registered at the close of business on the day we specify.

GLOBAL SECURITIES

     We may issue the debt securities in whole or in part in the form of one or more global securities.  A global security is a security, typically held by a depositary such as the Depository Trust Company, that represents the beneficial interests of a number of purchasers of such security.  We may issue the global securities in either registered or bearer form and in either temporary or permanent form.  We will deposit global securities with the depositary identified in the prospectus supplement.  Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement.  We expect that the following provisions will generally apply to depositary arrangements.

After we issue a global security, the depositary will credit on its book-
entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary ("participants").  The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited.  If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts.  Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.  Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

     We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security.  Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities.  The laws of some states require that certain purchasers of securities take physical delivery of the securities.  Such laws may impair the ability to transfer beneficial interests in a global security.

     Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

     We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participant's accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records.  We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue individual debt securities in exchange for such global security.  In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

     Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.  No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The indentures will generally permit a consolidation or merger between us and another corporation or other entity.  They will also permit the sale or lease by us of all or substantially all of our property and assets.  If this happens, the remaining or acquiring corporation or other entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

     We are only permitted to consolidate or merge with or into any other entity or sell all or substantially all of our assets according to the terms and conditions of the indentures and any supplemental indentures.
The remaining or acquiring entity will be substituted for us in the indentures and any supplemental indentures with the same effect as if it had been an original party thereto.  Thereafter, the successor entity may exercise our rights and powers under the indentures, in our name or in its own name.  Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board of officers of the successor entity.  If we consolidate or merge with or into any other entity or sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under the indentures and under the debt securities.

EVENTS OF DEFAULT

     Unless we state otherwise in an applicable prospectus supplement, an
"event of default" with respect to each series of debt securities means any of the following:

     *    failure to pay interest on any debt security of that series for
          30 days;

     *    failure to pay the principal or any premium on any debt security of that series when due;

     *    failure to deposit any sinking fund payment when due;

     *    failure to comply with the provisions of the related indenture or any supplemental indenture relating to consolidations, mergers and sales of assets;

     *    failure to perform any other covenant with respect to that series in the related indenture or any supplemental indenture that continues for 60 days after being given written notice;

     *    certain events in bankruptcy, insolvency or reorganization of us or a significant subsidiary;

     *    the entry of a judgment in excess of the amount specified in the related indenture or any supplemental indenture against us or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

     *    any other event of default included in the related indenture or any supplemental indenture.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities.

     The consequences of an event of default, and the remedies available under the indentures or any supplemental indentures, will vary depending upon the type of event of default that has occurred.

     If an event of default relating to certain events in bankruptcy, insolvency or reorganization of us or a significant subsidiary occurs and continues, the entire principal of all the debt securities of all series will be due and payable immediately.

     If any other event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage of the aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately.  If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.  The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest or in the making of any sinking fund payment) if it considers such withholding of notice to be in the interests of the holders.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indentures or any supplemental indentures at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity.  If they provide this reasonable indemnification, the holders of a specified percentage of the aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

     No holder of any debt security can institute any action or proceeding with respect to an indenture or any supplemental indenture unless the holder gives written notice of an event of default to the trustee, the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of the applicable series shall have requested the trustee to institute the action or proceeding and has appropriately indemnified the trustee, and the trustee has failed to institute the action or proceeding within a specified time period.

DISCHARGING OUR OBLIGATIONS

     Except as may otherwise be set forth in any prospectus supplement, we may choose to either discharge our obligations on the debt securities of any series in a "legal defeasance" or release ourselves from our covenant restrictions on the debt securities of any series in a "covenant defeasance."  We may do so at any time prior to the stated maturity or redemption of the debt securities of the series if, among other conditions:

     *    we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of the series; and

     *    we provide an opinion of our counsel that holders of the debt securities will not be affected for U.S. federal income tax purposes by the defeasance.

     If we choose the legal defeasance option, holders of the debt securities of that series will not be entitled to the benefits of the related indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, any required conversion or exchange of debt securities, any required sinking fund payments and receipt of principal and interest on the original stated
due dates or specified redemption dates.

MODIFICATION AND WAIVER

     Unless we state otherwise in the applicable prospectus supplement, the indentures and each supplemental indenture will provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to

     *    secure the debt securities;

     *    evidence the assumption of our obligations by a successor entity;

     *    add covenants or events of default for the protection of the holders of any debt securities;

     *    establish the form or terms of debt securities of any series;

     *    provide for uncertificated securities in addition to certificated securities (so long as the uncertificated securities are in registered form for tax purposes)

     *    evidence the acceptance of appointment by a successor trustee;

     *    in the case of subordinated debt securities, to make any change to the provisions of the subordinated indenture relating to subordination that would limit or terminate the benefits
          available to any holder of senior debt under such provisions;

     *    cure any ambiguity or correct any inconsistency in the indenture or amend the indenture in any other manner which we may deem necessary or desirable, if such action will not adversely affect the interests of the holders of debt securities; or

     *    make any change to comply with any requirement of the Securities and Exchange Commission relating to the qualification of the indenture under the Trust Indenture Act of 1939.

     Unless we state otherwise in the applicable prospectus supplement, each indenture and any supplemental indenture will also contain provisions permitting us and the trustee to modify the provisions of the indenture and any supplemental indenture or modify in any manner the rights of the holders of the debt securities of each such series if we obtain the consent of the holders of a majority in outstanding principal amount of debt securities of all affected series (voting as a single class).  However, if you hold debt securities, we must get your consent to make any change that would:

     *    extend the final maturity of your debt securities;

     *    reduce the principal amount of your debt securities;

     *    reduce or alter the method of computation of any amount payable in respect of interest on your debt securities;

     *    extend the time for payment of interest on your debt securities;

     *    reduce or alter the method of computation of any amount payable on redemption of your debt securities;

     *    extend the time for any redemption payment on your debt
          securities;

     *    reduce the amount payable upon acceleration of your debt
          securities;

     *    in the case of subordinated debt securities, make any change in the subordination provisions of the subordinated indenture that adversely affects your rights under such provisions;

     *    impair your right to institute suit for the enforcement of any conversion or any payment on any of your debt securities when due or materially and adversely affect any of your conversion rights;

     *    reduce the percentage in principal amount of debt securities of a series required to make other modifications to the indenture.

THE TRUSTEE

     The Trust Indenture Act contains limitations on the rights of the trustee under an indenture, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise.
The trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the related indenture, or else resign.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                           PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus directly to one or more purchasers or to or through agents, underwriters or dealers.

     In the accompanying prospectus supplement we will identify or describe:

     *    any underwriters, dealers or agents;

     *    their compensation;

     *    the net proceeds to be received by us;

     *    the purchase price of the securities;

     *    the initial public offering price of the securities; and

     *    any exchange on which the securities are listed.

     AGENTS.  We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment to sell securities on a continuing basis.

     UNDERWRITERS.  If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     DIRECT SALES.  We may also sell securities directly to one or more purchasers without using underwriters or agents.

     Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of
1933, and any discounts or commissions they receive from us and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act.  We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act.
Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

                               LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere &
Denegre, L.L.P., New Orleans, Louisiana and for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

                                  EXPERTS

     The consolidated financial statements and schedule of Superior Energy
Services, Inc. and subsidiaries as of and for the year ended December 31,
1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Superior Energy Services,
Inc. and subsidiaries (formerly Cardinal Holding Corp.) as of December 31,
1998, and for each of the two years in the period ended December 31, 1998 appearing in Superior's annual report on Form 10-K for the year ended
December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.